Morgan Stanley Institutional Fund, Inc. - Emerging
Markets External Debt Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased: Ukrzaliznytsya 9.500% due
5/21/2018
Purchase/Trade Date: 5/14/2013
Offering Price of Shares: $100.000
Total Amount of Offering: $500,000,000
Amount Purchased by Fund: $200,000
Percentage of Offering Purchased by Fund: 0.040
Percentage of Fund's Total Assets: 0.89
Brokers: Barclays, Morgan Stanley, Sberbank CIB
Purchased from:  Barclays Capital
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.